EXHIBIT 99.1

News Release	For immediate release Page 1 of 7

Zix Corporation Announces Fourth Quarter 2003 Financial Results

ZixCorp’s Fourth Quarter 2003 order bookings exceed a record $7.3 million

DALLAS — Feb. 3, 2004 — Zix Corporation (ZixCorp™), (Nasdaq: ZIXI), a global provider of care delivery, protection, and management solutions for electronic communications, today announced financial results for the fourth quarter ended Dec. 31, 2003. ZixCorp recorded a fourth quarter, 2003 net loss of $8.2 million, or $0.29 per share, compared to a net loss of $0.39 per share, for the corresponding quarter of 2002. Revenues were $2.0 million in the fourth quarter of 2003, an increase of 266 percent compared to $546,000 in the fourth quarter of 2002. Cash and marketable securities balances as of Dec. 31, 2003 were $13.9 million.

“We are extremely pleased with the continued momentum and growth in our business orders as illustrated by our fourth quarter order bookings,” said John A. Ryan, chairman and CEO of ZixCorp. “Our order bookings achievement of $7.3 million was an outstanding 356 percent improvement compared to the fourth quarter 2002. Additionally, for the full year 2003 we grew order input more than five fold verses total 2002 order input and ended 2003 with a record backlog of $13 million. The success was across both our major product lines with continued strength in healthcare but also with success expanding into other verticals.”

The company completed its first full quarter of operations since the third quarter acquisitions of the assets and businesses of PocketScript and Elron Software and on Jan. 30 announced the acquisition of the assets and business of MyDocOnline™.

“We embark upon 2004 with a robust portfolio of products that have greater depth and breadth than a year ago,” continued John Ryan. “We expect the order growth to continue into the first quarter 2004 and estimate that we will achieve new order bookings between $11.5 and $13.0 million in the first quarter of which the recently announced Aventis order for $4.0 million is already closed and included.”

Communications Protection

The company booked orders of $4.6 million for communication protection products and services (secure messaging, Web filtering, anti-spam, content filtering, anti-virus, archiving, and assessment services) in the fourth quarter, which was almost 190 percent growth compared to Q4 2002. The healthcare sector for secure messaging remains a strong anchor for this group. The company believes it has won 60 percent of the decisions in this space and that the market continues to move and choose solutions to ensure HIPPA compliance. The company believes it is well positioned to maintain

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Zix Corporation Announces Fourth Quarter 2003 Financial Results	Page 2 of 7

this leadership advantage as the market continues to accelerate in light of the approaching HIPPA security regulation deadline in May 2005. Some of the company’s Q4 customer additions in this area were Cedars-Sinai Medical Center, Blue Cross Blue Shield of Oklahoma, Clarian Health Partners, LabCorp, Atlantic Health Systems, Hackensack University Medical Center, and Universal Health Services.

While healthcare remained the company’s core strength, it saw improvement outside healthcare in the fourth quarter. To name just three such wins: the company renewed and increased the seat count at one of the largest casualty and life insurance companies in the United States; signed Lancashire County Council, which is a government administration in Northwest England governing over 1.3 million citizens; and expanded success at the United States Department of Treasury by signing the Office of Thrift Supervision. The company sees these results, in and out of healthcare, as validating its strategy of dominating healthcare but also expanding and replicating that success in other logical verticals.

Care Delivery

The company experienced a breakout quarter in its Care Delivery Group (e-prescribing, online doctor visits, disease management, lab ordering, and patient education) booking $2.7 million in orders for its PocketScript e-prescribing solution. Early in the fourth quarter, Blue Cross Blue Shield Massachusetts (BCBSMA) committed to an additional $2 million, resulting in an aggregate commitment in excess of $2.6 million, for a total of 2,400 e-prescribing licenses. Additionally, Group Health Incorporated (GHI) signed a sponsorship agreement to expand its current e-prescribing pilot to target 5,000 doctors, with GHI providing the device and service free of charge for the first 250 physicians.

The company has progressed swiftly to secure a strong base of business in the Northeast with active programs in Maryland, New York, Connecticut, and Massachusetts. With increased focus and investment in this group, the company plans to expand that success into other key regions. Additionally, with the recent acquisition announcement of MyDocOnline, the product portfolio has expanded dramatically for the Care Delivery Group.

Subsequent Event: On January 30, ZixCorp announced that it has acquired substantially all of the assets and business of MyDocOnline, a subsidiary of Aventis Pharmaceuticals, the North American pharmaceuticals business of Aventis (NYSE: AVE) and a leading provider of secure Web-based communications, disease management, and laboratory information solutions for $6.9 million in ZixCorp common stock and warrants to purchase 145,853 shares of ZixCorp’s common stock. Additionally, at closing Aventis paid ZixCorp an aggregate $7 million

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Zix Corporation Announces Fourth Quarter 2003 Financial Results	Page 3 of 7

representing a three-year contract for $4 million for various ZixCorp services, initially consisting of patient educational services in various disease classes and a loan for $3 million, which matures in March 2007.

Financial Highlights for the Quarter:

Revenues: Revenues were $2.0 million in the current quarter, which was a 266 percent increase over the fourth quarter 2002. Fourth quarter revenues grew 20 percent over the prior quarter excluding $584,000 for terminated distribution agreements with AOS and Entrust recorded in the third quarter of 2003. Full-year revenues were $5.8 million, up from $1.7 million in 2002.

Cash Utilization and Balance Sheet: At year-end, the company’s cash and marketable securities totaled $13.9 million. Net cash used by continuing operations during the fourth quarter of 2003 was $5.6 million, which was affected by a strategic decision to increase its investment in the Care Delivery Group, as compared to $4.7 million in the third quarter of 2003 and $6.0 million in the fourth quarter of 2002. Expenditures for property and equipment in the fourth quarter totaled $593,000 primarily consisting of continued upgrades of certain computer hardware in the data center and computer purchases to satisfy customer orders.

In the fourth quarter, the company had stock option and warrant exercises, which delivered $3.5 million in cash and resulted in 666,058 shares of common stock issued. Additionally, subsequent to Dec. 31, 2003 ZixCorp received $8.8 million in cash and issued 964,723 shares of common stock resulting from stock option and warrant exercises by employees, former employees, and private placement investors.

The company’s $1 million convertible note issued to Elron Electronics Industries in connection with the Sept. 2003 acquisition of Elron Software, has been converted into 262,454 shares of ZixCorp common stock. As of December 31, 2003, the company had no debt; however, subsequent to December 31, 2003, and in association with the acquisition of MyDocOnline, Aventis loaned $3 million to ZixCorp, due in March 2007 with interest payable only in services rendered by ZixCorp and the principal paid in cash or ZixCorp common stock at ZixCorp’s discretion. Additionally, at the discretion of Aventis, the note is payable in services rendered by ZixCorp at any time during the term.

Additionally, as previously mentioned, in January 2004, the company collected $4 million upfront from Aventis for a three-year services contract. These equity and acquisition-related transactions coupled with the company’s year-end cash resources and expected cash receipts and

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disbursements associated with the normal course of business lead the company to expect a cash and marketable securities balance at the end of the first quarter 2004 of approximately $22 million.

About Zix Corporation

Zix Corporation (ZixCorp™) provides solutions worldwide that protect, manage, and deliver sensitive electronic information. By offering a comprehensive set of products and services, ZixCorp protects organizations from viruses and spam and provides the management tools needed for Web access control and policy-driven email encryption. ZixCorp also provides care delivery solutions for e-prescribing and e-consulting that enable physicians to leverage technology for better patient care. For more information, visit www.zixcorp.com.

Safe Harbor Statement for ZixCorp

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for its products and services, including the products and services offered by its recently acquired businesses; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in e-messaging protection and transaction services business; and the company’s ability to successfully and timely introduce new e-messaging protection and transaction services, products, or related services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

ZixCorp Contacts:

Brad Almond (214) 515-7357, invest@zixcorp.com

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ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002

Revenues	$1,968	$546	$5,840	$1,672
Cost of revenues	(2,663)	(1,567)	(8,211)	(8,999)
Research and development expenses	(1,934)	(1,203)	(5,896)	(6,180)
Selling, general and administrative expenses	(5,599)	(4,572)	(19,907)	(19,335)
Investment and other income	39	77	138	319
Interest expense	(8)	(379)	(13)	(2,141)
Realized and unrealized gains on investments	—	96	530	96

Loss from continuing operations before income taxes	(8,197)	(7,002)	(27,519)	(34,568)
Income taxes	(78)	—	(148)	269

Loss from continuing operations	(8,275)	(7,002)	(27,667)	(34,299)
Discontinued operations	89	45	89	862

Net loss	$(8,186)	$(6,957)	$(27,578)	$(33,437)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.29)	$(0.39)	$(1.23)	$(2.07)
Discontinued operations	—	—	—	0.05

Net loss	$(0.29)	$(0.39)	$(1.23)	$(2.02)

Weighted average shares outstanding	28,314	19,124	23,525	18,129

ZIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2003	2002

ASSETS
Cash and marketable securities	$13,852	$14,832
Receivables, net	359	1,014
Other current assets	1,147	1,546
Property and equipment, net	3,151	3,608
Intangible assets, net	3,589	—
Goodwill	4,321	—

	$26,419	$21,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,738	$2,976
Deferred revenues	4,762	826
Convertible preferred stock	—	5,653
Stockholders’ equity	17,919	11,545

	$26,419	$21,000

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended

	December 31	December 31
	2003	2002

Loss from continuing operations	$(27,667)	$(34,299)
Non-cash expenses, net	4,193	14,741
Changes in assets and liabilities, net	4,729	(201)
Discontinued operations	(36)	81

Net cash used by operating activities	(18,781)	(19,678)
Purchases of property and equipment, net	(2,252)	(845)
Purchases and sales of marketable securities, net	(7)	3,962
Partial recovery of investment in Maptuit Corporation	530	—
Cash acquired from acquisitions, net	950	—

Net cash provided (used) by investing activities	(779)	3,117
Proceeds from exercise of common stock options and warrants	12,965	—
Proceeds from private placement of common stock and warrants	5,608	—
Proceeds from private placement of convertible notes payable and warrants	—	7,509
Proceeds from private placement of convertible preferred stock and warrants	—	7,781

Net cash provided by financing activities	18,573	15,290

Decrease in cash and cash equivalents	(987)	(1,271)
Cash and cash equivalents, beginning of year	7,586	8,857

Cash and cash equivalents, end of year	$6,599	$7,586

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